Exhibit 5.6

[Sullivan & Cromwell LLP letterhead]

February 6, 2012

Bancolombia S.A.,

    Carrera 48 # 26-85, Avenida Los Industriales,

        Medellín,

            Colombia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 5,114,051 American Depositary Shares (“ADS”), each representing the right to receive four preferred shares of Bancolombia S.A., a financial institution incorporated under the laws of the Republic of Colombia as a sociedad anónima (the “Bank”), par value Ps 500 per share, of the Bank, and evidenced by American Depositary Receipts (“ADRs”), issued pursuant to the Deposit Agreement, as amended and restated on January 24, 2008 (the “Deposit Agreement”), among the Bank, The Bank of New York Mellon, as depositary (the “Depositary”), and the owners and beneficial owners from time to time of the ADRs issued thereunder, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, in our opinion the ADRs have been duly executed, and duly issued and delivered in accordance with the Deposit Agreement, and the ADSs evidenced by the ADRs have been legally issued and entitle the holders thereof to the rights specified in the ADRs and in the Deposit Agreement.

In connection with our opinion set forth in the preceding paragraph, we have, with your approval, assumed that the Bank has been duly incorporated and is validly existing as a sociedad anónima in good standing under the laws of the Republic of Colombia, and that any document referred to in this opinion and executed by the Bank has been duly authorized, executed and delivered insofar as the laws of the Republic of Colombia are concerned.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Colombian law, we note that you are being provided with the opinion, dated the date hereof, of Brigard & Urrutia Abogados, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Brigard & Urrutia Abogados.

Also, with your approval we have relied as to certain matters on factual information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP